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                                                                     EXHIBIT 3.2

            ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                            ULTRASTRIP SYSTEMS, INC.

                           CERTIFICATE OF DESIGNATION
                                       FOR
                            SERIES B PREFERRED STOCK

Pursuant to the provisions of the Florida Statutes, on June ___, 2000 the Board of Directors of Ultrastrip Systems, Inc., a Florida corporation (the "Corporation"), duly adopted resolutions authorizing the issuance and designating the relative rights and preferences of four thousand (4000) shares of Series B Preferred Stock, par value $.01 per share, of the Corporation, as follows:

                      PREFERENCE IN LIQUIDATION. The Series B Preferred Stock shall rank senior with respect to liquidation preference over the Corporation's common stock but junior to its Series A Preferred Stock. Accordingly, in the event of the Corporation's voluntary or involuntary liquidation, before any distribution of assets shall be made to the holders of the Corporation's common stock, the holders of the Series B Preferred Stock shall be entitled to receive out of the Corporation's assets available for distribution to shareholders twenty five hundred dollars ($2500) per share, plus all accrued unpaid dividends, if any. If, in the event of such liquidation, the Corporation's assets available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the Series B Preferred Stock of the amounts to which they are entitled pursuant to the previous sentence, then such assets shall be distributed ratably among such holders in proportion to the respective amounts to which they are entitled pursuant to the previous sentence. A merger or consolidation of the Corporation with or into any other entity or a sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation, dissolution or winding up of the Corporation.


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                      REDEMPTION.

                               (a) BY THE CORPORATION. The Corporation shall
                      have the right to redeem all or any part of the Series B Preferred Stock at any time at a redemption price equal to three thousand dollars ($3000) per share, plus accrued unpaid dividends, if any, to the redemption date.

                               (b) BY THE HOLDERS. Any holder of Series B
                      Preferred Stock may cause the Corporation to redeem the shares of Series B Preferred Stock held by such holder, in whole or in part, in the event of a change in control of the Corporation. The redemption price shall be twenty five hundred dollars ($2500) per share plus accrued unpaid dividends, if any, to the redemption date. A change in control means a transfer of greater than fifty percent (50%) of the shares of common stock of the Corporation.

                      DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to dividends of two hundred fifty dollars ($250) per share per year out of funds legally available therefor prior and in preference to payment of any dividend (other than dividends payable solely in common stock of the Corporation) with respect to the common stock but only after payment of dividends on the Series A Preferred Stock. No dividend or distribution shall be declared or paid on any shares of the Corporation's common stock (other than dividends payable solely in common stock of the Corporation) unless the preferred dividends described above have first been paid. The right to dividends on shares of Series B Preferred Stock shall be cumulative. Dividends shall be paid on or before the twentieth (20th) day after the end of each fiscal year.

                      VOTING. Except as may be otherwise provided by law, the Series B Preferred Stock shall not have voting rights.





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                      CONVERSION. The Series B Preferred Stock may, at the
                      option of each holder thereof, be converted, in whole, as hereinafter provided, at any time at the option of each holder into shares of the Corporation's common stock. The shares of common stock into which the Series A Preferred Stock may be converted shall be referred to as "Conversion Shares".

                      Each share of Series B Preferred Stock shall be convertible into eight hundred thirty five (835) Conversion Shares.

                      Holders of Series B Preferred Stock may exercise conversion rights by delivery to the Corporation of (i) the certificate or certificates for the shares of Series B Preferred Stock to be converted, duly endorsed in blank, and (ii) a written notice stating that they elect to convert shares and stating the name or names (with addresses) in which the certificate or certificates for shares of common stock are to be issued (the "Conversion Notice"). Conversion of a share of Series B Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date of the Conversion Notice, and the Corporation shall take all action necessary to cause the holders of Series B Preferred Stock to become, as of the close of business on that date, the holders of record of Conversion Shares. The issuance of securities upon the conversion of shares of Series B Preferred Stock shall be made without charge to the holders thereof.

                      As promptly as practicable and in no event more than five
                      (5) days after the date on which the Conversion Notice shall have been delivered as aforesaid, the Corporation, at its expense, shall deliver to the holders of Series B Preferred Stock, at the address set forth in the Conversion Notice, duly executed stock certificates for the Conversion Shares so acquired, in such denominations (not to exceed the aggregate number of shares so acquired) as the holders thereof request, each registered in the



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                      name of the holders thereof, as designated by the holders
                      thereof.

                      The Corporation covenants and agrees that all Conversion Shares which may be issued upon the exercise of the rights represented by each share of Series B Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation covenants and agrees that it will at all times have authorized and reserved a sufficient number of shares of its common stock to provide for the exercise of the rights represented by each share of Series B Preferred Stock.

                      Any taxes or charges imposed as a result of the issuance of common stock in exchange for shares of Series B Preferred Stock in a name other than that of the registered holder of such shares of Series B Preferred Stock shall be paid by such holder; all other taxes or charges so imposed shall be paid by the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President this _____ day of June, 2000.

                               ULTRASTRIP SYSTEMS, INC.


                               By: /s/ Dennis E. McGuire
                                   ----------------------------------
                                   Dennis E. McGuire, President



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